Exhibit 5.1

9 November 2023	Our Ref: AB/RE/175594

Vertical Aerospace Ltd. c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Addressees

Vertical Aerospace Ltd.

We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with a Registration Statement (the "Registration Statement") on Form F-3 filed on the date hereof by Vertical Aerospace Ltd. (the "Company") under the United States Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement registers, inter alia, the issuance and sale of the Company’s Ordinary Shares par value $0.0001 per share ("Ordinary Shares"), preferred shares par value $0.0001 per share ("Preferred Shares") and rights to purchase Ordinary Shares which may be issued under the terms of one or more rights agreements (a "Rights Agreement") (the "Rights" and together with the Ordinary Shares and Preferred Shares, the "Securities") under the Securities Act.

The Registration Statement includes a prospectus (the "Base Prospectus"), which provides that it will be supplemented in the future by one or more prospectus supplements (each prospectus supplement together with the Base Prospectus, a "Prospectus").

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinion in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	With respect to the Ordinary Shares and the Preferred Shares: when (a) the board of directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance thereof, the terms of the offering thereof and related matters; (b) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than their par value) has been made; and (c) the name of the registered owner thereof has been entered in the Register of Members of the Company confirming that such shares have been issued credited as fully paid, then the Ordinary Shares and/or the Preferred Shares (as applicable) will have been duly authorised and validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof in respect of the shares by the Company).

3.	With respect to the Rights, when the applicable Rights Agreement has been duly authorised, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Rights have been duly authorised in accordance with the terms of the applicable Rights Agreement and authorised by all necessary corporate action of the Company, and such Rights have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable Rights Agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Rights have been duly authorised and reserved for issuance by all necessary corporate action), such Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinions are given based on the following assumptions and subject to the following qualifications:

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed by us are genuine and are those of a person or persons with power to execute the documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	All information contained in the Registration Statement and all other documents reviewed by us is true and correct.

4.	The Memorandum and Articles of Association (as defined in Schedule 1) reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Securities.

5.	At the time of the issuance of the Ordinary Shares and/or Preferred Shares, the Company will have sufficient authorised and unissued share capital available in order to issue the Ordinary Shares and/or Preferred Shares required to be issued under or pursuant to any Rights Agreement or other document or agreement under the terms of which the Company has agreed to issue Ordinary Shares or Preferred Shares.

6.	Each Prospectus, Rights Agreement and the documents or agreements referred to therein will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of Ordinary Shares, Preferred Shares and Rights and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms.

7.	The Company will offer, issue and sell the Ordinary Shares and the Preferred Shares in the manner contemplated by the relevant Prospectus and the documents or agreements referred to therein and otherwise in compliance with all applicable United States federal and state securities laws.

8.	The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

9.	The Company will receive consideration in money or money’s worth for each of the Ordinary Shares and Preferred Shares when issued, such price in any event not being less than the stated par value of each Ordinary Share and Preferred Share.

10.	The Resolutions (as defined in Schedule 1) are and shall remain in full force and effect and have not been and will not be rescinded or amended. The Resolutions have been duly executed by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

11.	Any Rights Agreement or other document or agreement under the terms of which the Company has agreed to issue Ordinary Shares or Preferred Shares will have been duly authorised, executed and delivered by or on behalf of all relevant parties and will constitute legal, valid, binding and enforceable obligations against all relevant parties in accordance with their terms.

12.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the issuance and allotment of the Ordinary Shares, the Preferred Shares or the Rights and, insofar as any obligation expressed to be incurred under any Rights Agreement or other document or agreement under the terms of which the Company has agreed to issue Ordinary Shares or Preferred Shares is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

13.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

14.	The Company on the date hereof, on the date of entry into any Rights Agreement or other documents or agreements under the terms of which the Company has agreed to issue Ordinary Shares or Preferred Shares and on the issuance of the Ordinary Shares and Preferred Shares will be able to pay its debts as they became due from its own moneys.

15.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

16.	The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under a document or agreement are of a type which the the courts of the Cayman Islands (the "Courts" and each a "Court") enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of a document or agreement is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of a document or agreement that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under a document or agreement would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)	the effectiveness of terms in a document or agreement excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

Walkers (Cayman) LLP

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 May 2021, the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 1 December 2021 (the "Memorandum and Articles of Association") and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the "Company Records").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 8 November 2023.

3.	A Certificate of Good Standing dated 8 November 2023 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

4.	A copy of the executed written resolutions of the Directors of the Company dated 2 November 2023 (the "Resolutions").

5.	The Registration Statement.